UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

Surgery Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37576	47-3620923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Seven Springs Way, Suite 500

Brentwood, Tennessee 37027

(Address of Principal Executive Offices) (Zip Code)

(615) 234-5900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

On April 11, 2019, Surgery Center Holdings, Inc. (the “Issuer”), a wholly owned subsidiary of Surgery Partners, Inc. (the “Registrant”), completed the issuance and sale of $430.0 million in gross proceeds of the Issuer’s 10.000% senior unsecured notes due 2027 (the “Notes”). The Notes were issued pursuant to an Indenture dated April 11, 2019 (the “Indenture”) among the Issuer, certain subsidiaries of the Issuer, as guarantors (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Notes, which are senior unsecured obligations of the Issuer, will mature on April 15, 2027, and will bear interest at the rate of 10.000% per year, with interest payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2019. Subject to certain conditions, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes at any time prior to April 15, 2022 with the net cash proceeds of certain equity issuances at a price equal to 110.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, subject to the rights of holders of Notes, at any time prior to April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the relevant Applicable Premium (as defined in the Indenture), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.  On and after April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at the redemption prices set forth below (expressed as a percentage of the principal amount of the Notes to be redeemed), plus accrued and unpaid interest to, but excluding, the date of redemption if redeemed during the 12-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2022	105.000%
2023	102.500%
2024	100.000%

The foregoing descriptions of the Indenture governing the Notes and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text thereof filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02                   Termination of a Material Definitive Agreement.

In connection with the issuance of the Notes, on April 11, 2019, the Issuer effected a satisfaction and discharge of that certain Indenture, dated as of March 31, 2016, (the “Existing Indenture”), among the Issuer, the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee (the “Existing Trustee”), governing the Company’s 8.875% Senior Notes due 2021 (the “Existing Notes”).

Upon the Company irrevocably depositing or causing to be deposited with the Existing Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Existing Notes for principal of, redemption premium and interest on the Existing Notes to, but not including, April 25, 2019 (the “Redemption Date”), the Existing Indenture was satisfied and discharged (other than with respect to those provisions of the Existing Indenture that expressly survive satisfaction and discharge). The redemption price in respect of the Existing Notes was equal to 104.438% of such amount plus accrued and unpaid interest to, but excluding, the Redemption Date.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

As previously announced, on March 25, 2019, SP Holdco I, Inc., a Delaware corporation, and Surgery Center Holdings, Inc., a Delaware corporation, each a wholly-owned subsidiary of the Registrant, entered into an amendment to the credit agreement governing their revolving credit facility (the “Revolver”), with Jefferies Finance LLC, as administrative agent and collateral agent, and the other financial institutions party thereto from time to time. On April 11, 2019, in connection with the completion of the issuance of the Notes and pursuant to the terms of such amendment, the outstanding commitments under the Revolver were increased in an amount equal to $45.0 million.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated April 11, 2019, among Surgery Center Holdings, Inc., the Guarantors from time to time party thereto and Wilmington Trust, National Association, as Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2019	SURGERY PARTNERS, INC.

	By:	/s/ Thomas F. Cowhey
		Name:	Thomas F. Cowhey
		Title:	Executive Vice President and Chief Financial Officer